Exhibit 10.3

FORM OF TAX RECEIVABLE AGREEMENT

dated as of

                    , 2007

Table of Contents

		Page
	ARTICLE I
	DEFINITIONS
Section 1.01.	Definitions	2

	ARTICLE II
	DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01.	NOL Utilization	8
Section 2.02.	Tax Benefit Schedule	8
Section 2.03.	Procedures, Amendments	8

	ARTICLE III
	TAX BENEFIT PAYMENTS

Section 3.01.	Payments	9
Section 3.02.	No Duplicative Payments	11

	ARTICLE IV
	TERMINATION

Section 4.01.	Termination, Early Termination and Breach of Agreement	12
Section 4.02.	Early Termination Notice	12
Section 4.03.	Payment upon Early Termination	13

	ARTICLE V
	LATE PAYMENTS

Section 5.01.	Late Payments by the Corporation	13

	ARTICLE VI
	NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01.	Virgin Participation in the Corporation Tax Matters	14
Section 6.02.	Consistency	14
Section 6.03.	Cooperation	14

	ARTICLE VII
	MISCELLANEOUS

Section 7.01.	Notices	15
Section 7.02.	Counterparts	16
Section 7.03.	Entire Agreement; No Third Party Beneficiaries	16
Section 7.04.	Governing Law	16

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This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of                     , 2007, is hereby entered into by and among Virgin Mobile USA, Inc., a Delaware corporation (the “Corporation”) and Corvina Holdings Limited, a company incorporated in the British Virgin Islands (“Virgin”),

RECITALS

WHEREAS, Virgin, indirectly through Bluebottle USA Investments, L.P. (“Investments”) and Bluebottle USA Holdings L.P. (“Holdings”) holds limited liability company interests in Virgin Mobile USA, LLC, a Delaware limited liability company;

WHEREAS, in connection with the Reorganization Transactions (as defined below) and the IPO (as defined below), Virgin will contribute its interests in Virgin Mobile USA, LLC to the Corporation by making a contribution of all of its interests in Investments and all of its interests in VMU GP LLC, a Delaware limited liability company and the general partner of Investments, in exchange for Class A Common Stock and Class C Common Stock of the Corporation (the “Virgin Contribution”);

WHEREAS, in connection with the Reorganization Transactions Virgin Mobile USA, LLC will be converted to a Delaware limited partnership and change its name to Virgin Mobile USA, L.P. (the “Partnership”);

WHEREAS, Investments has made an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes;

WHEREAS, as a result of the Virgin Contribution, Investments will become a member of the consolidated group of which the Corporation is the parent and the Corporation will be entitled to utilize certain net operating losses that Investments has generated through its indirect ownership of the Partnership (the “NOLs”);

WHEREAS, if utilized by the Corporation, the NOLs will reduce the actual liability for Taxes (as defined below) that the Corporation might otherwise be required to pay;

WHEREAS, the parties agree that it is not possible to determine the future value of the NOLs to the Corporation such as to be able to make a payment to Virgin in consideration for such value at this time;

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporation may be affected by the Imputed Interest (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the NOLs and Imputed Interest on the actual liability for Taxes of the Corporation;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means (i) Deloitte & Touche or (ii) any other law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) that is agreed to by VMU GP I, LLC and Virgin.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporation to Virgin and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and applicable law in existence on the date to which such schedule, notice or other information relates.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 300 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Available Benefit” is defined in Section 3.03 of this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Biannual Payment Date” is defined in Section 3.01(a) of this Agreement.

“Board” means the board of directors of the Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means:

i) a merger, reorganization, consolidation or similar form of business transaction directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equities of the Corporation resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Corporation and all or substantially all of the Corporation’s assets) is held by the existing Corporation equityholders (determined immediately prior to such transaction); or

(ii) a transaction in which the Corporation, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or

(iii) a transaction in which there is an acquisition of control of the Corporation by a Person or group of Persons. The term “control” shall mean the possession, directly or indirectly, of the power to either (i) vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute control for the purpose of this definition); or;

(iv) a transaction in which individuals who constitute the Board of Directors of the Corporation (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of the Corporation, provided that any person becoming a director subsequent to the effective date of this Agreement, whose election or nomination for election is either (A) contemplated by a written agreement among equityholders of the Corporation on the effective date of this Agreement or (B) was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(v) the liquidation or dissolution of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means Class A common stock, par value $0.01 per share, of the Corporation.

“Compensated NOLs” means, for a Taxable Year, (i) the NOLs utilized in determining the Realized Tax Benefit under this Agreement or (ii) if the Realized Tax Benefit under this Agreement plus the Realized Tax Benefit under the Sprint Tax Receivable Agreement exceeds the Overall Realized Tax Benefit for such Taxable Year, then the NOLs utilized in determining the Realized Tax Benefit multiplied by a fraction, the numerator of which is the

Realized Tax Benefit pursuant to this Agreement and the denominator of which is the sum of the Realized Tax Benefit pursuant to this Agreement and the Realized Tax Benefit pursuant to the Sprint Tax Receivable Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble of this Agreement.

“Corporation Return” means the federal Tax Return and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporation filed with respect to Taxes of any Taxable Year.

“Default Rate” means LIBOR plus 625 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Agreement Date” is defined in Section 4.03(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 7% and (ii) LIBOR plus 300 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Holdings” is defined in the preamble of this Agreement.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to the Corporation’s payment obligations under this Agreement.

“Interest Amount” is defined in Section 3.01(b) of this Agreement.

“Interim Interest Amount” is defined in Section 3.01(b) of this Agreement.

“Investments” is defined in the preamble of this Agreement.

“IPO” shall mean the initial public offering of Common Stock of the Corporation pursuant to the Registration Statement.

“IPO Price” has the meaning set forth in Section 3.01(c).

“IRS” means the United States Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Material Objection Notice” has the meaning set forth in Section 4.02.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“NOL Payment” is defined in Section 5.01 of this Agreement.

“NOLs” is defined in the preamble of this Agreement.

“Non-NOL Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but (i) without taking into account the NOLs, if any, (ii) using the Non-Stepped Up Tax Basis instead of the tax basis of the Original Assets and (iii) excluding any deduction attributable to the Imputed Interest. If all or any portion of the liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of such Taxable Year, such liability shall not be included in determining the Non-NOL Tax Liability unless and until there has been a Determination.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made or, immediately after any Section 732 Event, the tax basis that such asset would have had if the Basis Adjustment were not included in such asset’s tax basis.

“NYSE Closing Price” has the meaning set forth in Section 3.01(c).

“Objection Notice” has the meaning set forth in Section 2.03(a).

“Overall Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-NOL Tax Liability over the actual liability for Taxes of the Corporation for such Taxable Year. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Partnership” is defined in preamble of this Agreement.

“Partnership Agreement” means the Limited Partnership Agreement of the Partnership, dated [                    ], 2007.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Preferred Stock” means a series of preferred stock of the Corporation with the terms described in Exhibit A hereto.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-NOL Tax Liability over the hypothetical liability for Taxes of the Corporation for such Taxable Year (i) using the Non-Stepped Up Tax Basis instead of the tax basis of the Original Assets and (ii) assuming that the Corporation could use all Uncompensated NOLs in accordance with all the applicable limitations on the use of such NOLs. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of (i) the hypothetical liability for Taxes of the Corporation assuming that (A) the tax basis of any Original Asset is the Non-Stepped Up Tax Basis and (B) the Corporation could use Uncompensated NOLs in accordance with all applicable limitations on the use of such NOLs over (ii) the Non-NOL Tax Liability for such Taxable Year. If all or a portion of the actual liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.09.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Registration Statement” means the registration statement on Form S-1 (File No. 333-142524) of the Corporation.

“Reorganization Transactions” shall mean generally those transactions described in the Registration Statement and any other transactions ancillary to such transactions to effect the post-IPO organizational structure of the Corporation and the Partnership.

“Schedule” means any Tax Benefit Schedule and the Early Termination Schedule.

“Section 754 election” means any election made by the Partnership under section 754 of the Code.

“Sprint Tax Receivable Agreement” means the Tax Receivable Agreement dated as of                     , 2007, by and among the Corporation and Sprint Ventures, Inc., a Kansas corporation, and attached hereto as Annex A.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Receivable Agreements” shall mean this Agreement and the Sprint Tax Receivable Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Uncompensated NOLs” means, for a Taxable Year, the excess, if any of the NOLs as of the date Investments is contributed to the Corporation over the sum of all Compensated NOLs for all prior Taxable Years.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the Uncompensated NOLs in accordance with all applicable limitations on the use of such NOLs and the Imputed Interest during such Taxable Year or future Taxable Years, as applicable and (ii) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date.

“Value Cap” is defined in Section 3.01(b) of this Agreement.

“Virgin Contribution” is defined in the preamble of this Agreement.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01. NOL Utilization. The Corporation, on the one hand, and Virgin, on the other hand, acknowledge that, as a result of the contribution of Investments to the Corporation, the Corporation may utilize Investments’ NOLs to reduce the amount of Taxes that the Corporation would otherwise be required to pay in the future. The Corporation, on the one hand, and Virgin on the other hand, hereby agree to treat any payments made under this Agreement as additional consideration for the Virgin Contribution.

Section 2.02. Tax Benefit Schedule. Within forty-five calendar days after the filing of the U.S. federal income tax return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to Virgin with a copy to VML Tax Department, Virgin Management Limited, 120 Campden Hill Road, London W8 7AR and to Macfarlanes, 10 Norwich Street, London EC4A 1BD, attn: DAG/HSEB a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (ii) the calculation of any payment to be made to Virgin pursuant to Article III with respect to such Taxable Year, and (iii) all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of the such payment (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).

Section 2.03. Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers to Virgin an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to Virgin schedules, valuation reports, if any, and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter supporting such Schedule and (y) allow Virgin reasonable access at no cost to the appropriate representatives at each of the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless Virgin, within thirty calendar days after receiving any Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in any notice within thirty calendar days of receipt by the Corporation of such notice, the Corporation and Virgin shall employ the reconciliation procedures described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to Virgin, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (such Schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. The Corporation shall provide any Amended Schedule to Virgin with a copy to VML Tax Department, Virgin Management Limited, 120 Campden Hill Road, London W8 7AR and to Macfarlanes, 10 Norwich Street, London EC4A 1BD, attn: DAG/HSEB within thirty calendar days of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence, and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.03(a).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01. Payments.

(a) Timing of Payments to Virgin. (i) Within five Business Days of a Tax Benefit Schedule delivered to Virgin becoming final in accordance with Section 2.03(a), the amount of the Tax Benefit Payment determined pursuant to Section 3.01(b) (subject to reduction pursuant to Section 3.03(a)), shall be deemed to be due to Virgin and shall be paid (along with any other Tax Benefit Payments due under this Section 3.01) at the times set forth in Section 3.01(a)(ii), unless such Tax Benefit Payment is to be paid in cash in accordance with the terms of Section 3.01(e).

(ii) To the extent that a payment is to be made in Common Stock (and if applicable, Preferred Stock) and is due under this Section 3.01 prior to                     , 200[9], such payment shall be made on                     , 200[9]. If the first payment due to Virgin pursuant to Section 3.01(a)(i) is due after                     , 200[9], and such payment is to be made in Common Stock (and if applicable, Preferred Stock), such payment shall be made within five Business Days of a Tax Benefit Schedule delivered to Virgin becoming final in accordance with Section 2.03(a). After the first such payment, payments due to Virgin under this Section 3.01 which are to be made in Common Stock (and if applicable, Preferred Stock) shall be made on the second anniversary of the immediately preceding payment date (each date, including the date of the first payment, a “Biannual Payment Date”). Any payments to be made in Common Stock (and if applicable, Preferred Stock) that would have otherwise been due under Section 3.01(a)(i) without regard to this limitation shall be aggregated and paid on the next Biannual Payment Date. Each such Tax Benefit Payment shall be made in shares of Common Stock and, if applicable, Preferred Stock, in accordance with Section 3.01(c) to an entity Virgin previously designated to the Corporation or as otherwise agreed by the Corporation and Virgin. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated federal income tax payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to 100% of the sum of the Net Tax Benefit (as defined below) and the Interest Amount (as defined below); provided, however, that solely to the extent that payments under this agreement are made in Common Stock (and if applicable, Preferred Stock) in no event shall the aggregate Tax Benefit Payments paid pursuant to this agreement exceed the amount equal to the product of (x) the IPO price times (y) fifty (50) percent of the number of shares of Common Stock and Class C common stock received by Virgin in respect of the Virgin Contribution (the “Value Cap”). The “Net Tax Benefit” shall equal: (i) the Corporation’s Realized Tax Benefit, if any, for a Taxable Year plus (ii) the amount of the excess of the Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Benefit Schedule for such previous Taxable Year, minus (iii) an amount equal to the Corporation’s Realized Tax Detriment (if any) for the current or any previous Taxable Year, minus (iv) the excess of the Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Amended Tax Benefit Schedule for such previous Taxable Year; provided, however, that to the extent of the amounts described in 3.01(b)(ii), (iii) and (iv) were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year; provided, further, for the avoidance of doubt, Virgin shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on any Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the Taxable Year for which the Net Tax Benefit is being measured until the applicable Biannual Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, shall be calculated by utilizing the Valuation Assumptions, substituting the words “as of the closing date of a Change of Control” for “Early Termination Date”.

(c) The number of shares of Common Stock to be issued to Virgin under Section 3.01(a) in satisfaction of any Tax Benefit Payment on any Biannual Payment Date shall be equal to (i) the Tax Benefit Payment divided by (ii) the greater of (A) the closing price per share of the Corporation’s Common Stock on the New York Stock Exchange on the date of such issuance (the “NYSE Closing Price”) and (B) the initial offering price per share of the Common Stock (the “IPO Price”). If the NYSE Closing Price at the time of any Biannual Payment Date is less than the IPO Price, the Corporation shall also issue Preferred Stock to Virgin with a liquidation preference equal to the difference between such Tax Benefit Payment and the value at the NYSE Closing Price of the Common Stock issued to Virgin in respect of such Tax Benefit Payment.

(d) The Corporation covenants and agrees that if any shares of Common Stock or Preferred Stock issued to Virgin pursuant to this Agreement require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock or Preferred Stock may be issued to Virgin, the Corporation shall use reasonable efforts to cause such shares to be duly registered or approved, as the case may be. The

Corporation shall use its reasonable efforts to list the shares of Common Stock required to be issued to Virgin pursuant to this Agreement prior to such issuance upon each national securities exchange or inter-dealer quotation system upon which the outstanding Common Stock may be listed or traded at the time of such issuance. The Corporation covenants that all shares of Common Stock and Preferred Stock issued pursuant to this Agreement will, upon issue, be validly issued, fully paid and non-assessable.

(e) Notwithstanding the foregoing, to the extent that Virgin’s interest in the Corporation upon the closing of the IPO represents less than 50% of both (i) the total combined voting power of all classes of stock entitled to vote and (ii) the total value of all classes of stock of the Corporation, any Tax Benefit Payments made pursuant to this Agreement shall be made in cash. Such Tax Benefit Payments shall be paid within five Business Days of a Tax Benefit Schedule delivered to the Limited Partner becoming final in accordance with Section 2.03(a). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of Virgin previously designated to the Corporation or as otherwise agreed by the Corporation and Virgin. For the avoidance of doubt, in the event that this Section 3.01(e) is applicable, the Value Cap shall not apply to the Tax Benefit Payments.

Section 3.02. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 100% of the Corporation’s Realized Tax Benefit and Interest Amount be paid to Virgin pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

Section 3.03. Coordination of Benefits With Other Tax Receivable Agreements.

(a) In the event that payments are due from the Corporation in any Taxable Year with respect to this Agreement (without regard to the limitation on payment dates set forth in Section 3.01(a)(ii)) and the Sprint Tax Receivable Agreement, and the Realized Tax Benefit under this Agreement plus the Realized Tax Benefit under the Sprint Tax Receivable Agreement exceeds the Overall Realized Tax Benefit to the Corporation as a result of the utilization of any NOLs under this Agreement and the amortization of the Basis Adjustment attributable to Exchanges or Section 732 Events under the Sprint Tax Receivable Agreement (as such terms are defined in the Sprint Tax Receivable Agreement), then for purposes of determining the payments due (or deemed to be due) under the Tax Receivable Agreements for such Taxable Year each party shall be entitled to a payment equal to the Overall Realized Tax Benefit for such taxable year multiplied by a fraction, the numerator of which is the Realized Tax Benefit to the Corporation attributable to that party which would have been realized in such taxable year (disregarding any benefits contributed by the other party) (the “Available Benefit”) and the denominator of which is the sum of the Available Benefits for that taxable year.

ARTICLE IV

TERMINATION

Section 4.01. Termination, Early Termination and Breach of Agreement.

(a) This Agreement shall terminate at the time that all Tax Benefit Payments have been made to Virgin under this Agreement, provided that to the extent that Virgin’s interest in the Corporation upon the closing of the IPO represents 50% or more of either (i) the total combined voting power of all classes of stock entitled to vote or (ii) the total value of all classes of stock of the Corporation, this Agreement shall terminate upon the earlier of (i) the time that all Tax Benefit Payments have been made to Virgin under this Agreement and (ii) twenty years from the date hereof.

(b) Notwithstanding Section 4.01(a), the Corporation may terminate this Agreement by paying to Virgin the Early Termination Payment. Upon payment of the Early Termination Payments by the Corporation, neither Virgin nor the Corporation shall have any further payment obligations under this Agreement, other than any (i) Tax Benefit Payment agreed to by the Corporation and Virgin as due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment).

(c) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment agreed to by the Corporation and Virgin as due and payable but unpaid as of the Early Termination Notice and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, Virgin shall be entitled to elect to receive the amounts set forth in (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within six months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within six months of the date such payment is due, provided that in the event that payment is not made within six months of the date such payment is due, Virgin shall be required to give written notice to the Corporation that the Corporation has breached its material obligations and so long as such payment is made within five Business Days of the delivery of such notice to the Corporation, the Corporation shall no longer be deemed to be in material breach of its obligations under this Agreement.

Section 4.02. Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to Virgin notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the information required pursuant to Section 2.02 and the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties unless Virgin, within thirty calendar days after receiving the Early

Termination Schedule thereto provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and Virgin shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03. Payment upon Early Termination. (a) Once agreement has been reached between Virgin and the Corporation of the Early Termination Schedule (the “Early Termination Agreement Date”), if the Early Termination Payment is to be paid in Common Stock (and if applicable, Preferred Stock) pursuant to the following sentence, it shall be paid on the earlier of (i) the next Biannual Payment Date on or after the Early Termination Agreement Date or (ii) the date that is 6 months after the Early Termination Agreement Date. The Corporation shall pay Virgin the Early Termination Payment, in Common Stock and, if applicable, Preferred Stock, calculated in a manner consistent with Section 3.01(c) of this Agreement, but substituting Early Termination Payment for the Tax Benefit Payment where it appears in that section. Such payment shall be made by issuing the amount of stock calculated as provided herein to an entity designated by Virgin or as otherwise agreed by the Corporation and Virgin. Notwithstanding the foregoing, to the extent that Virgin’s interest in the Corporation upon the execution of this Agreement represents less than 50% of both (i) the total combined voting power of all classes of stock entitled to vote and (ii) the total value of all classes of stock of the Corporation, Virgin may elect to receive the Early Termination Payment in cash. To the extent that Virgin elects to receive payment in cash, the cash payment shall be paid within three Business Days of the Early Termination Agreement Date, by wire transfer of immediately available funds to a bank account previously designated by Virgin to the Corporation or as otherwise agreed by the Corporation and Virgin.

(b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to Virgin the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to Virgin beginning from the Early Termination Date assuming the Valuation Assumptions are applied. For purposes of calculating the present value pursuant to this Section 4.03(b) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that absent the Early Termination Notice all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Corporation Return with respect to Taxes for each Taxable Year.

ARTICLE V

LATE PAYMENTS

Section 5.01. Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to Virgin under this Agreement (an “NOL Payment”) not made to Virgin when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such NOL Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01. Virgin Participation in the Corporation Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Corporation act in good faith in connection with its control of any matter which is reasonably expected to affect Virgin’s rights and obligations under this Agreement. Notwithstanding the foregoing, the Corporation shall notify Virgin of, and keep Virgin reasonably informed with respect to, the portion of any audit of the Corporation by a Taxing Authority the outcome of which is reasonably expected to affect Virgin’s rights and obligations under this Agreement, and shall give Virgin reasonable opportunity to provide information and participate in the applicable portion of such audit.

Section 6.02. Consistency. Except upon the written advice of an Advisory Firm, the Corporation and Virgin agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. Any dispute concerning such advice shall be subject to the terms of Section 7.09; provided, however, that only Virgin shall have the right to object to such advice pursuant to this Section 6.02. In the event that an Advisory Firm is replaced with another firm acceptable to the Corporation and Virgin pursuant to the definition of Advisory Firm, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law or the Corporation and Virgin agree to the use of other procedures and methodologies.

Section 6.03. Cooperation. Each of the Corporation and Virgin shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation, to:

Virgin Mobile USA, Inc.

10 Independence Boulevard

Warren, NJ 07059

Attention: General Counsel

Telecopy: (908) 607-4017

Confirmation: (908) 607-4078

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(T) (212) 455-2000

(F) (212) 455-2502

Attention:	Alan M. Klein
Joseph H. Kaufman

If to Virgin, to:

Corvina Holdings Limited

c/o Virgin USA, Inc.

65 Bleecker Street, 6th floor

New York, NY 10012

Attention: Frances Brandon-Farrow

Telecopy: (212) 497-9051

Confirmation: (212) 981-3923

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(T) (212) 455-2000

(F) (212) 455-2502

Attention:	Alan M. Klein
Joseph H. Kaufman

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06. Successors; Assignment; Amendments; Waivers. Virgin may not assign this Agreement to any person without the prior written consent of the Corporation; provided, however that Virgin may assign this agreement to any of its Affiliates, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation agreeing to be bound by all provisions of this Agreement and acknowledging specifically the last sentence of the next paragraph.

No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and Virgin. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08. Resolution of Disputes.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language.

Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), Virgin (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as it’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise Virgin of any such service of process, shall be deemed in every respect effective service of process upon Virgin in any such action or proceeding.

(c) (i) VIRGIN HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED

ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c) (i) of this Section 7.08 and such parties agree not to plead or claim the same.

Section 7.09. Reconciliation. In the event that the Corporation and Virgin are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or Virgin or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation; except as provided in the next sentence. Each of the Corporation and Virgin shall bear their own costs and expenses of such proceeding, unless Virgin has a prevailing position that is more than 10% of the payment at issue, in which case the Corporation shall reimburse Virgin for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and Virgin and may be entered and enforced in any court having jurisdiction.

Section 7.10. Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Virgin. The Corporation shall provide evidence of such payment to Virgin, to the extent that such evidence is available.

Section 7.11. Affiliated Corporations; Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Corporation’s affiliated or consolidated group transfers one or more assets to a corporation with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Corporation’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partner interest.

(c) Prior to agreeing to engage in any business combination, sale or purchase of assets, reorganization or similar transaction outside the ordinary course of its business which would not constitute a Change of Control for purposes of this Agreement and which could adversely affect the expected value of the benefits payable to Virgin under this Agreement, the Corporation shall obtain the consent of Virgin, such consent not to be unreasonably withheld, it being understood that such consent may be conditioned upon the Company’s agreement to make a make-whole payment or payments to Virgin at the time of such transaction or thereafter to compensate for such reduction in benefits.

Section 7.12. Confidentiality. Virgin and each of its assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of the Corporation or Virgin. This clause 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of Virgin in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for Virgin to prepare and file its Tax returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, Virgin (and each employee, representative or other agent of Virgin) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to Virgin relating to such tax treatment and tax structure.

If Virgin or its assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signatures on following pages]

IN WITNESS WHEREOF, the Corporation and Virgin have duly executed this Agreement as of the date first written above.

VIRGIN MOBILE USA, INC.

By:
Name:
Title:

CORVINA HOLDINGS LIMITED

By:
Name:
Title:

Signature Page to Tax Receivable Agreement

Exhibit A

Terms of Preferred Stock

Type of security:

Mandatorily redeemable preferred stock.

For so long as the preferred stock remains outstanding, (1) the Corporation will not declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock and (2) neither the Corporation, nor any of its subsidiaries, will, subject to certain exceptions, redeem, purchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, in each case unless it has paid or set apart funds for the payment of all accumulated and unpaid dividends with respect to the shares of preferred stock and any parity stock for all preceding dividend periods.

Dividends:	Holders of preferred stock will be entitled to receive, out of funds legally available therefor, cash dividends at the Applicable Rate per annum of the liquidation preference, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year commencing on the issue date. Dividends on the preferred stock will be cumulative from the issue date. Accumulated but unpaid dividends will cumulate at the Applicable Rate.

Applicable rate:	Fixed annual rate equal to LIBOR plus 5% on the issue date.

Optional redemption:	At any time, at the option of the Corporation, at the price equal to the liquidation preference, plus accrued by unpaid dividends.

Mandatory redemption date:	Seven (7) years from the issue date.

Voting rights:	Holders of preferred stock will not have any voting rights except as specifically provided for in our amended and restated certificate of incorporation or as otherwise from time to time required by law